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                                                                     EXHIBIT 5.2
                                [Letterhead of SAFECO]
                                   October 17, 1997



SAFECO Capital Trust I
c/o SAFECO Corporation
4333 Brooklyn Avenue N.E.
Seattle, WA  98185


    RE: EXCHANGE OFFER RELATING TO 8.072% CAPITAL SECURITIES OF SAFECO CAPITAL TRUST I

Ladies and Gentlemen:

    I am General Counsel of SAFECO Corporation, a Washington corporation (the "Company"), and in that capacity I have acted as counsel to the Company in connection with the preparation of a Registration Statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") on the date hereof by the Company and SAFECO Capital Trust I, a trust formed under the laws of the State of Delaware (the "Trust"), with respect to the registration under the Securities Act of 1933, as amended (the "Act"),
(i) by the Trust of $850 million aggregate liquidation amount of 8.072% Capital Securities (the "Capital Securities"), (ii) by the Company of its guarantee of payment of cash distributions and payments on liquidation of the Trust or redemption of the Capital Securities pursuant to the Capital Securities Guarantee Agreement (the "Guarantee Agreement"), and (iii) by the Company of $850 million aggregate principal amount of its 8.072% Junior Subordinated Deferrable Interest Debentures due July 15, 2037 (the "Junior Subordinated Debentures").

    In rendering the opinions set forth herein, I have examined, among other things, (i) the Registration Statement; (ii) the Registration Rights Agreement dated as of July 15, 1997 (the "Registration Rights Agreement"), among the Company, the Trust, Smith Barney Inc., Salomon Brothers Inc. and BancAmerica Securities, Inc.; (iii) the Indenture dated as of July 15, 1997 (the "Indenture") between The Chase Manhattan Bank, as Indenture Trustee, and the Company; (iv) the Amended and Restated Declaration of Trust, dated as of July 15, 1997 (the "Declaration") among Boh A. Dickey, Rodney A. Pierson and George
P. Yonker, as administrative trustees, The Chase Manhattan Bank, as property trustee, Chase Manhattan Bank Delaware, as Delaware trustee and the Company, as sponsor; (v) the form of the Junior Subordinated Debentures and a specimen certificate thereof; (vi) the Guarantee Agreement; and (vii) the Amended and Restated Articles of Incorporation and Bylaws of the Company. I have examined original or reproduced or certified copies of such Company records, certificates of public officials and Company officers, and other instruments and documents,


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SAFECO Capital Trust I
SAFECO Corporation
October 17, 1997
Page 2


and have made such other investigations, as I have deemed necessary or appropriate to enable me to express the opinions set forth herein.

    In rendering such opinions, I have assumed the genuineness of all signatures on original documents, the completeness and authenticity of all records and documents submitted to me as originals and the conformity to authentic originals of all copies submitted to me as conformed or photostatic copies. In examining documents executed by parties other than the Company, I have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties.

    Subject to the qualifications and limitations expressed above, and on the basis of the foregoing, I am of the opinion that:

         (a) The Guarantee Agreement has been duly authorized by the Company, and when (i) the Declaration and Indenture have been qualified under the Trust Indenture Act of 1939, as amended (the "TIA"), and (ii) the Guarantee Agreement is duly executed and delivered by the Company and issued in the exchange offer as contemplated by the Registration Rights Agreement and the Registration Statement, the Guarantee Agreement will constitute a valid and binding agreement of the Company in favor of the holders of Capital Securities, enforceable against the Company in accordance with its terms, except to the extent that enforcement thereof may be limited by (i) bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity); and

         (b) The Junior Subordinated Debentures have been duly authorized for issuance and sale by the Company and when (i) the Declaration and Indenture have been qualified under the TIA and (ii) the Junior Subordinated Debentures are duly executed, authenticated and issued in accordance with the Indenture and delivered and issued in the exchange offer as contemplated by the Registration Rights Agreement and the Registration Statement, the Junior Subordinated Debentures will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except to the extent that enforcement thereof may be limited by (i) bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).


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SAFECO Capital Trust I
SAFECO Corporation
October 17, 1997
Page 3


    The opinions expressed above also are subject to the following exclusions and qualifications:

         1. I express no opinion as to any laws other than the federal laws of the United States and the internal laws of the State of Washington ordinarily applicable to the transactions contemplated by the Guarantee Agreement, the Declaration, the Indenture and the Registration Rights Agreement.

         2. This opinion is being furnished to you in connection with the filing of the Registration Statement and may be relied upon by you, but may not otherwise be relied upon by any other person. No other use or distribution of this opinion may be made without prior consent.

         I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. I also consent to the reference to myself under the caption "Validity of Exchange Securities" in the Registration Statement. In giving this consent, I do not hereby admit that I am included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,


/s/ James W. Ruddy


James W. Ruddy
General Counsel



cc: Boh A. Dickey, President